Exhibit 5.2

28 State Street Boston, MA 02109-1775 p: 617-345-9000 f: 617-345-9020 hinckleyallen.com

August 2, 2018

Norfolk Southern Corporation

Three Commercial Place

Norfolk, Virginia 23510

RE:    Norfolk Southern Corporation $300,000,000 3.650% Senior Notes due 2025, $400,000,000 3.800% Senior Notes due 2028, $200,000,000 4.150% Senior Notes due 2048 and $600,000,000 5.100% Senior Notes due 2118

Ladies and Gentlemen:

We have acted as special counsel to Norfolk Southern Corporation, a Virginia corporation (the “Company”), in connection with the public offering of (a) $300,000,000 aggregate principal amount of the Company’s 3.650% Senior Notes due 2025 (the “7-Year Notes”), (b) $400,000,000 aggregate principal amount of the Company’s 3.800% Senior Notes due 2028 (the “10-Year Notes”), (c) $200,000,000 aggregate principal amount of the Company’s 4.150% Senior Notes due 2048 (the “30-Year Notes”), and (d) $600,000,000 aggregate principal amount of the Company’s 5.100% Senior Notes due 2118 (the “100-Year Notes,” together with the 7-Year Notes, the 10-Year Notes and the 30-Year Notes, the “Notes”), issuable under the Base Indenture, dated as of February 28, 2018 (the “Base Indenture”), as supplemented by a first supplemental indenture, dated as of February 28, 2018 (the “First Supplemental Indenture”), and as further supplemented by a second supplemental indenture, dated as of August 2, 2018 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”). On July 30, 2018, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Notes.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

Norfolk Southern Corporation

August 2, 2018

In rendering the opinion stated herein, we have examined and relied upon the following:

(i)

the Registration Statement on Form S-3 (File No. 333-222869) of the Company relating to the Notes and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(ii)	an executed copy of the Underwriting Agreement;

(iii)	the global certificates evidencing the Notes (the “Note Certificates”), in the forms delivered by the Company to the Trustee for authentication and delivery;

(iv)	an executed copy of the Base Indenture;

(v)	an executed copy of the First Supplemental Indenture; and

(vi)	an executed copy of the Second Supplemental Indenture.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, including the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and except to the extent expressly stated in the opinion contained herein, the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Norfolk Southern Corporation

August 2, 2018

The opinion set forth below is subject to the following further qualifications, assumptions and limitations:

(a)

the opinion stated herein is limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)

except to the extent expressly stated in the opinion contained herein, we do not express any opinion with respect to the effect on the opinion stated herein of (i) the compliance or non-compliance of any party to the Indenture with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any such party;

(c)

except to the extent expressly stated in the opinion contained herein, we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Indenture or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(d)	we do not express any opinion as to the enforceability of Section 6.12 of the Base Indenture;

(e)

to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in the Indenture or the Note Certificates, the opinion stated herein is subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality; and

(f)

we have assumed that neither the execution and delivery by the Company of the Indenture and the Note Certificates, as applicable, nor the performance by the Company of its obligations thereunder: (i) conflicts or will conflict with the articles of incorporation or by-laws of the Company; (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject; (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject; (iv) violates or will violate any law, rule, or regulation to which the Company or its property is subject; or (v) requires the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

Norfolk Southern Corporation

August 2, 2018

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinion herein stated. Insofar as the opinion expressed herein relates to matters governed by laws other than those set forth in the preceding sentence, we have assumed, without having made any independent investigation, that such laws do not affect the opinion set forth herein. The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that when the Note Certificates have been duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Note Certificates will constitute valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their respective terms.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Company’s Current Report on Form 8-K being filed on the date hereof, and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus supplement dated July 30, 2018 and filed with the Commission. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Hinckley, Allen & Snyder LLP